UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       AMIES,     BARRY     E.
       14198 TAMARACK DRIVE
       VERNON,     BC    V1B 2E1
     CANADA
2. Issuer Name and Ticker or Trading Symbol
       CAN-CAL RESOURCES, LTD.
       CCRE
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     JUNE 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
       VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
    $.01 Par Value Common S|06/19/|S   | |500               |D  |$3.00      |`                  |I (a) | By Amies Holding Ltd.     |
tock                       |00    |    | |                  |   |           |                   |      |                           |
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    $.01 Par Value Common S|06/26/|S   | |500               |D  |$3.125     |                   |I (a) |By Amies Holding Ltd.      |
tock                       |00    |    | |                  |   |           |                   |      |                           |
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    $.01 Par Value Common S|06/26/|S   | |500               |D  |$3.438     |                   |I (a) |By Amies Holding Ltd.      |
tock                       |00    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
   N/A                |N/A     |N/A  |N/A |N|N/A N/A    |A,D|N/A  |N/A  |N/A         |N/A    |N/A    |N/A         |N/A|N/A         |
                      |        |     |    |/|           |   |     |     |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(a) Shares are held by a private corporation of which the Reporting Person is a 25% owner and president. The spouse of the Reporting Person owns 25% of the private corporation. Therefore, the Reporting Person has an indirect pecuniary interest in 50% of the issuer's shares held by the private corporation. Further, the Reporting
Person exercises investment control only over 50% of the issuer's shares held by the private corporation.
Disposition of the other 50% is controlled by two adult children not living at the home of the Reporting Person. The
Reporting Person disclaims beneficial ownership of the other 50% of the issuer's shares held by the private corporation.
SIGNATURE OF REPORTING PERSON
  /s/  BARRY E. AMIES
DATE
   JULY 26, 2000